EX 99.28(h)(13)

Amendment to Transfer Agency Agreement
Between Curian Series Trust and Jackson National Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company (“JNAM”), and Curian Series Trust, a Massachusetts business trust (the “Trust”).

Whereas, JNAM and the Trust entered into a Transfer Agency Agreement effective March 22, 2011 (the “Agreement”).

Whereas, the parties have agreed to amend Section 5, “Term of Agreement,” in order to clarify the annual approval date of the Agreement.

Now Therefore, the parties hereby agree to amend the Agreement as follows:

Section 5, “Term of Agreement,” is deleted and replaced in its entirety with the following:

5.           Term of Agreement. The term of this Agreement shall begin on the date first above written with respect to each Fund listed in Schedule A on the date hereof and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect two years from the date thereof.  With respect to each Fund added by execution of an Addendum to Schedule A, the term of this Agreement shall begin on the date of such execution.  Thereafter, in each case this Agreement shall continue in effect with respect to each Fund from year to year through December 31st, following the initial two year period, subject to the termination provisions and all other terms and conditions hereof; provided, such continuance with respect to a Fund is approved at least annually by vote or written consent of the Trustees, including a majority of the Trustees who are not interested persons of either party hereto (“Disinterested Trustees”); and provided further, that neither party has terminated the Agreement in accordance with Section 5.  The Transfer Agent shall furnish any Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

In Witness Whereof, JNAM and the Trust have caused this Amendment to be executed as of this 14th day of December, 2012.  This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Attest:	Jackson National Asset Management, LLC

/s/ Megan E. Garcy	By:	/s/ Mark D. Nerud
Megan E. Garcy	Name:	Mark D. Nerud
	Title:	President and CEO

Attest:	Curian Series Trust

/s/ Emily J. Eibergen	By:	/s/ Diana R. Gonzalez
Emily J. Eibergen	Name:	Diana R. Gonzalez
	Title:	Assistant Vice President